As filed with the Securities and Exchange Commission on November 13, 2006.
Registration No._____________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	6022	71-0407808
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

501 Main Street
Pine Bluff, Arkansas 71601
(870) 541-1000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Simmons First National Corporation
2006 Employee Stock Purchase Plan
(Full Title of the Plan)

J. Thomas May
Chairman of the Board and Chief Executive Officer
Simmons First National Corporation
501 Main Street
Pine Bluff, AR 71601
(870) 451-1000
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies of all Communications to:
Patrick A. Burrow, Esq.
Quattlebaum, Grooms, Tull & Burrow PLLC
111 Center Street, Suite 1900
Little Rock, Arkansas 72201

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.01 par value per share	300,000	$30.68	$9,204,000	$984.83

(1) The Simmons First National Corporation 2006 Employee Stock Purchase Plan authorizes the issuance of a maximum of 300,000 shares.
(2) Estimated pursuant to Rule 457(c), solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices reported on November 9, 2006, as reported on the NASDAQ Stock Exchange.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Simmons First National Corporation (the "Company") hereby incorporates by reference in this registration statement the following documents:

(a) The Company's latest annual report on Form l0-K filed pursuant to Sections l3(a) or l5(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), containing audited financial statements for the Company's latest fiscal year ended December 31, 2005 as filed with the Securities and Exchange Commission ("SEC") on March14, 2006, the Company's report on Form l0-Q for the period ended March 31, 2006, as filed with the SEC on May 10, 2006, the Company's report on Form l0-Q for the period ended June 30, 2006, as filed with the SEC on August 9, 2006 and the Company's report on Form l0-Q for the period ended September 30, 2006, as filed with the SEC on November 9, 2006.

(b) All other reports filed pursuant to Section 13( a) or l5(d) of the Exchange Act since the end of the fiscal year covered by the registrant's Form 10-K referred to in (a) above, including but not limited to the Company's current reports on Form 8-K dated January 20, 2006, February 27, 2006, March 2, 2006, April 20, 2006, April 21, 2006, June 1, 2006, July 20, 2006, July 21, 2006, August 30, 2006, September 12, 2006, October 19, 2006 and Form 8-K/A dated April 25, 2006.

(c) The description of the Company's Common Stock contained in the Registration Statement on Form S-2, filed April 16, 1993 (File No. 0-06253), and any further amendment or report filed thereafter for the purpose of updating any such description.

All documents subsequently filed by the Company pursuant to Sections l3(a), l3(c), 14 and l5(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Article Sixteenth of the Company's Amended and Restated Articles of Incorporation provides that the Company's directors will not be personally liable to the Company or any of its shareholders for monetary damages resulting from breaches of their fiduciary duty as directors to the fullest extent permitted by the Arkansas Business Corporation Act of 1987, as amended. The 1987 Act permits the limitation of liability for monetary damages of directors for breaches of fiduciary duty, except (a) for any breach of the director’s duty of loyalty to the Company or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Arkansas Code Annotated '4-27-833, as the same exists or hereafter may be amended, (d) for any transaction from which the director derived an improper personal benefit, or (e) for any action, omission, transaction, or breach of a director’s duty creating any third party liability to any person or entity other than the Company or stockholder.

Section 4-27-850 of the Arkansas Business Corporation Act empowers Arkansas corporations to indemnify any former or current director or officer against expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred by him in connection with any action, suit or proceeding, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding had no reasonable cause to believe his conduct was unlawful, except that no indemnification shall be made in connection with any action by or in the right of the corporation if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless the court determines that despite that adjudication of liability such person is fairly and reasonably entitled to indemnify for such expenses actually and reasonably incurred by him.

Article Twelfth of the Company's Amended and Restated Articles of Incorporation provides that the Company shall, to the full extent permitted by the Arkansas Business Corporation Act, indemnify all persons whom it may indemnify pursuant thereto.

The effect of the indemnification provisions contained in the Company's Amended and Restated Articles of Incorporation is to require the Company to indemnify its directors and officers under circumstances where such indemnification would otherwise be discretionary.

The Company's Amended and Restated Articles of Incorporation specify that the indemnification rights granted thereunder are enforceable contract rights which are not exclusive of any other indemnification rights that the director or officer may have under any by-law, vote of shareholders or disinterested directors or otherwise. As permitted under the Arkansas Business Corporation Act, the Company's Amended and Restated Articles of Incorporation also authorize the purchase of directors’ and officers’ insurance for the benefit of its past and present directors and officers, irrespective of whether the Company has the power to indemnify such persons under Arkansas law. The Company currently maintains insurance as authorized by these provisions.

The Company's Amended and Restated Articles of Incorporation also provide that expenses incurred by a director or officer in defending a civil or criminal lawsuit or proceeding arising out of actions taken in his official capacity, or in certain other capacities, will be paid by the Company in advance of the final disposition of the matter upon the approval of the Board or the shareholders and upon receipt of an undertaking from the director or officer to repay the sum advanced if it is ultimately determined that he is not entitled to be indemnified by the Company pursuant to applicable provisions of Arkansas law.

The indemnification provisions are not intended to deny or otherwise limit third party or derivative suits against the Company or its directors or officers. However, to the extent a director or officer were entitled to indemnification, the financial burden of a third party suit would be borne by the Company, and the Company would not benefit from derivative recoveries since the amount of such recoveries would be repaid to the director or officer pursuant to the agreements.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Description of Exhibits
5.1	Opinion of Quattlebaum, Grooms, Tull & Burrow PLLC
15.1	Awareness Letter of BKD, LLP
23.1	Consent of BKD, LLP
23.2	Consent of Quattlebaum, Grooms, Tull & Burrow PLLC (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on page S-2)
99.1	Simmons First National Corporation 2006 Employee Stock Purchase Plan
99.2	Simmons First National Corporation 2006 Employee Stock Purchase Plan Offering

See Exhibit Index.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section l5(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section l3(a) or Section l5(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section l5(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pine Bluff, Arkansas, on November 13, 2006.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ J. Thomas May
J. Thomas May, Chairman of the Board and Chief Executive Officer

The Plan

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pine Bluff, Arkansas, on November 13, 2006.

/s/ William E. Clark	Member, Nominating, Compensation,	November 13, 2006
William E. Clark	and Corporate Governance Committee

/s/ Steven A. Cosse'	Member, Nominating, Compensation,	November 13, 2006
Steven A. Cosse'	and Corporate Governance Committee

/s/ George A. Makris, Jr.	Member, Nominating, Compensation,	November 13, 2006
George A. Makris, Jr.	and Corporate Governance Committee

/s/ W. Scott McGeorge	Member, Nominating, Compensation,	November 13, 2006
W. Scott McGeorge	and Corporate Governance Committee

/s/ Harry L. Ryburn	Member, Nominating, Compensation,	November 13, 2006
Harry L. Ryburn	and Corporate Governance Committee

/s/ Henry F. Trotter, Jr.	Member, Nominating, Compensation,	November 13, 2006
Henry F. Trotter, Jr.	and Corporate Governance Committee

S-1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Thomas May and Robert A. Fehlman, and each of them, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and any registration statement related to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents in full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or be in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ J. Thomas May	Chairman of the Board and Chief Executive	November 13, 2006
J. Thomas May	Officer (Principal Executive Officer) and Director

/s/ Robert A. Fehlman	Executive Vice President & Chief Financial	November 13, 2006
Robert A. Fehlman	Officer (Principal Financial and Accounting Officer)

/s/ William E. Clark	Director	November 13, 2006
William E. Clark

/s/ Steven A. Cosse'	Director	November 13, 2006
Steven A. Cosse'

/s/ George A. Makris, Jr.	Director	November 13, 2006
George A. Makris, Jr.

/s/ W. Scott McGeorge	Director	November 13, 2006
W. Scott McGeorge

/s/ Harry L. Ryburn	Director	November 13, 2006
Harry L. Ryburn

/s/ Robert L. Shoptaw	Director	November 13, 2006
Robert L. Shoptaw

/s/ Henry F. Trotter, Jr.	Director	November 13, 2006
Henry F. Trotter, Jr.

S-2

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
5.1	Opinion of Quattlebaum, Grooms, Tull & Burrow PLLC
15.1	Awareness Letter of BKD, LLP
23.1	Consent of BKD, LLP
23.2	Consent of Quattlebaum, Grooms, Tull & Burrow PLLC (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on page S-2)
99.1	Simmons First National Corporation 2006 Employee Stock Purchase Plan
99.2	Simmons First National Corporation 2006 Employee Stock Purchase Plan Offering